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Exhibit 99.4

        Worldspan, L.P.
WS Financing Corp.

Offer for all Outstanding
Senior Second Lien Secured Floating Rate Notes Due 2011
in Exchange for
Senior Second Lien Secured Floating Rate Notes Due 2011
Which Have Been Registered Under
the Securities Act of 1933,
as Amended

To:	Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

        Worldspan, L.P. and WS Financing Corp. (together, the "Issuers") are offering upon and subject to the terms and conditions set forth in the Prospectus, dated                        , 2005 (the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), to exchange (the "Exchange Offer") their Senior Second Lien Secured Floating Rate Notes Due 2011 which have been registered under the Securities Act of 1933, as amended, for their outstanding Senior Second Lien Secured Floating Rate Notes Due 2011 (the "Existing Notes"). The Exchange Offer is being made in order to satisfy certain obligations of the Issuers contained in the Registration Rights Agreement, dated as of February 11, 2005, by and among the Issuers, the Guarantors as defined in the Registration Rights Agreement, and J.P. Morgan Securities Inc., UBS Securities LLC, Lehman Brothers Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co.

        We are requesting that you contact your clients for whom you hold Existing Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Existing Notes registered in your name or in the name of your nominee, or who hold Existing Notes registered in their own names, we are enclosing the following documents:

        1.     Prospectus dated                        , 2005,

        2.     The Letter of Transmittal for your use and for the information of your clients,

        3.     A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Existing Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis,

        4.     A form of letter which may be sent to your clients for whose account you hold Existing Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer, and

        5.     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

        Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time on                        , 2005, unless extended by the Issuers (the "Expiration Date"). Existing Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

        To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Existing Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

        If holders of Existing Notes wish to tender, but it is impracticable for them to forward their certificates for Existing Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer—Guaranteed Delivery Procedures."

        The Issuers will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Existing Notes held by them as nominee or in a fiduciary capacity. The Issuers will pay or cause to be paid all stock transfer taxes applicable to the exchange of Existing Notes pursuant to the Exchange Offer, except as set forth in Instruction 7 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to The Bank of New York, the Exchange Agent for the Existing Notes, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,
Worldspan, L.P. WS Financing Corp.

        NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUERS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures

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  Exhibit 99.4